Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Funds Group (Invesco Funds Group) of our report dated February 20, 2025, relating to the financial statements and financial highlights of Invesco Global Small Cap Equity Fund (formerly known as Invesco EQV European Small Company Fund) which appears in AIM Funds Group (Invesco Funds Group)’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Financial Highlights,” “Other Service Providers - Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 21, 2025